DEF 14A
                           Definitive Proxy Statement

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. [_])

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2)

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             (ALFACELL CORPORATION)
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person (s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No Fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

1)   Title of each class of securities to which transaction applies:


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2)   Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
5)   Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ______________________________________________

     2)   Form, Schedule or Registration Statement No. _________________________

     3)   Filing Party: ________________________________________________________

     4)   Date Filed: __________________________________________________________

                              ALFACELL CORPORATION

                              225 Belleville Avenue
                          Bloomfield, New Jersey 07003
                                 (973) 748-8082

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 21, 1999

To our Stockholders:

     You are hereby notified that the annual meeting of stockholders (the "Annual Meeting") of Alfacell Corporation, a Delaware corporation ("Alfacell" or the "Company") will be held at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07094 on Thursday, January 21, 1999 at 10:00 a.m. local time, for the following purposes:

     1.   To elect six directors (Proposal No. 1);

     2) To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending July 31, 1999 (Proposal No.2); and

     3. To transact such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock, par value $.001 per share, at the close of business on December 22, 1998 are entitled to notice of and to vote at the Annual Meeting.

     Alfacell hopes that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.


                                             By order of the board of directors,


                                             Gail E. Fraser, Secretary

Bloomfield, New Jersey
November 30, 1998

                              ALFACELL CORPORATION

                                   ----------

                                 PROXY STATEMENT

                                   ----------

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") of Alfacell Corporation ("Alfacell" or the "Company") to be held on Thursday, January 21, 1999 and at any adjournment thereof. The accompanying proxy is solicited by the board of directors of the Company and is revocable by the stockholder any time before it is voted. For more information concerning the procedure for revoking the proxy, see "General." This Proxy Statement was first mailed to stockholders of the Company on or about December 23, 1998, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended July 31, 1998. The principal executive offices of the Company are located at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (973) 748-8082.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of the Company's common stock, par value $.001 per share (the "Common Stock" or "Common Shares"), at the close of business on December 22, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, 17,253,610 Common Shares, were outstanding and will be entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. There are no cumulative voting rights.

     To be elected, a director must receive a plurality of the votes of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of at least a majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, whether or not a quorum is present when the vote is taken, is necessary for approval of Proposal No. 2. A quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the Common Shares outstanding as of the Record Date.

     Pursuant to the Delaware General Corporation Law, votes cast "For" a matter constitute affirmative votes. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted as present for quorum purposes and for purposes of determining the outcome of such matter, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum. With respect to proposals which require the affirmative vote of a percentage of votes present at the Annual Meeting for approval, however, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matters. With respect to proposals which require the affirmative vote of a percentage of the outstanding shares for approval, since such broker non-votes are not cast "For" a particular matter, they will have the same effect as a negative vote or votes "Against" such matter.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company By-Laws provide that the full Board of Directors shall not be less than one, nor more than ten Directors, as may be fixed from time to time by resolution of the Board of Directors. The Board of Directors is currently fixed at six Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     The nominees for election to the office of Director, and certain information with respect to their ages and backgrounds, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as directors. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy should occur before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.


                 Nominees for Election to the Office of Director
                              at the Annual Meeting


Nominee                              Age         Director Since      Position with the Company
-------                              ---         --------------      -------------------------

Kuslima Shogen                       53              1981            Chief Executive Officer, Chairman of the
                                                                     Board

Gail E. Fraser                       40              1995            Vice President, Finance, Chief Financial
                                                                     Officer and Director

Stanislaw M. Mikulski, M.D.          54              1986            Executive Vice President, Medical Director
                                                                     and Director

Stephen K. Carter, M.D.(1)           60              1997            Director and Chairman of the Scientific
                                                                     Advisory Board

Donald R. Conklin (1)(2)             62              1997            Director

Martin F. Stadler(1)(2)              56              1997            Director


================================================================================

(1)  Member of Compensation Committee
(2)  Member of Audit Committee

     The Board of Directors recommends a vote FOR Ms. Shogen, Ms. Fraser, Dr. Mikulski, Dr. Carter, Mr. Conklin and Mr. Stadler as Directors (Proposal No. 1 on the Proxy Card).

                         BUSINESS EXPERIENCE OF NOMINEES

     Kuslima Shogen has served as the Company's Chief Executive Officer since September 1986, Chairman of the Board since August 1996, and as a Director since the inception of the Company. She also served as the Company's Chief Financial Officer from September 1986 through July 1994 and as its President from September 1986 through July 1996. Ms. Shogen formed the Company in 1981 to pursue research that she had initiated while a biology student in the University Honors Program at Fairleigh Dickenson University. Prior to founding Alfacell, from 1976 to 1981 she was founder and president of a biomedical research consortium specializing in Good Laboratory Practices and animal toxicology. During that time, she also served as a consultant for the Lever Brothers Research Group. Ms. Shogen has received numerous awards for achievements in biology, including the Sigma Xi first prize from the Scientific Research Society of North America in 1974 and first prize for the most outstanding research paper in biology at the Eastern College Science Conferences competitions in 1972, 1973, and 1974. She earned a B.S. degree in 1974 and an M.S. degree in 1976 in biology from Fairleigh Dickenson University ("FDU"), and also completed graduate studies in 1978 in embryology. She is a Phi Beta Kappa graduate. In April 1998, Ms. Shogen received the Pinnacle Award from FDU, the highest honor the University bestows on its graduates.

     Gail E. Fraser joined the Company as its Chief Financial Officer in July 1994 and subsequently became a Director in April 1995. From August 1993 to July 1994, she served as a consultant to the Company and was the Company's business, financial and accounting advisor. From April 1989 to February 1993, Ms. Fraser served as the Chief Financial Officer of Enzon, Inc., a biopharmaceutical company located in Piscataway, New Jersey. From 1982 to 1989, she served as the Vice President of Finance and Controller for Sidmak Laboratories, Inc., a generic drug manufacturer located in East Hanover, New Jersey. Ms. Fraser earned a B.S. degree in accounting from Kean University ("KU") of New Jersey in 1985 and an M.B.A. from the Wharton School of the University of Pennsylvania in 1993. Ms. Fraser is a member of the KU Foundation Board of Directors and in 1997 received an award for Outstanding Alumnus in Business and Government. She is also a Certified Public Accountant in the state of New Jersey.

     Stanislaw M. Mikulski, M.D., F.A.C.P. has served the Company as Executive Vice President and Medical Director since 1987 and as a Director since 1986. Prior to his affiliation with Alfacell, Dr. Mikulski was Special Assistant to the Chief of the Investigational Drug Branch of the National Cancer Institute ("NCI") and the Coordinator for Immunotherapy Trials in Cancer for the Division of Cancer Treatment. Prior to joining the Company, he maintained a private practice in medical oncology for over eight years. He is a diplomate of the American Board of Internal Medicine and Medical Oncology as well as a fellow of the American College of Physicians and a member of the American Society of Clinical Oncology. Dr. Mikulski is currently a clinical assistant Professor of Medicine at the University of Medicine and Dentistry of New Jersey. He received his M.D. in 1967 from the Medical School of Warsaw, Poland and subsequently performed post-doctoral studies in human tumor immunology at the University of California in Los Angeles.

     Stephen K. Carter, M.D. joined the Board of Directors in May 1997 and serves as Chairman of the Company's Scientific Advisory Board. In addition to his positions with Alfacell, Dr. Carter also serves as a senior clinical consultant to Sugen, Inc. From 1995 through 1997, he served as Senior Vice President of Research and Development for Boehringer-Ingelheim Pharmaceuticals. Before this, Dr. Carter spent over 13 years with Bristol-Myers Squibb, an international leader in the development of innovative anti-cancer and anti-viral therapies. He held a variety of senior executive research and development positions while at Bristol-Myers, including serving for five years as Senior Vice President of worldwide clinical research and development of its
Pharmaceutical Research Institute. From 1976 to 1982, he established and directed the

Northern California Cancer Program. Prior to this, he held a number of positions during a nine-year tenure at the NCI, including the position of Deputy Director at the National Institutes of Health. He has also been a member of the faculties of the medical schools of Stanford University, the University of California at San Francisco and New York University. Dr. Carter has published extensively on the development of anti-cancer drugs, was the co-founding editor of journals devoted to cancer therapeutics or immunology, and has served on the editorial boards of a number of additional journals dedicated to cancer treatment. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, and the Society of Surgical Oncology, as well as several other medical societies. Dr. Carter earned his B.A. from Columbia University and his M.D. from New York Medical College. He currently serves on the Board of Directors of Allos Therapeutics.

     Donald R. Conklin joined the Board of Directors in May 1997. Prior to his retirement in May 1997, Mr. Conklin was a senior executive with Schering-Plough, a major worldwide pharmaceutical firm. During his more than 35 years with Schering-Plough, he held a variety of key management positions within the firm. From 1986 to 1994, he served as President of Schering-Plough Pharmaceuticals and Executive Vice- President of Schering-Plough Corporation. In this position, he was responsible for worldwide pharmaceutical operations, including the launch of INTRON A(R) (interferon alfa-2b). Prior to this, Mr. Conklin had served as President of Schering USA and had held a variety of executive marketing positions in the United States, Europe, and Latin America. Immediately preceding his retirement, he was Chairman of Schering-Plough Health Care Products and an Executive Vice President of Schering-Plough Corporation. Mr. Conklin received his B.A. with highest honors from Williams College and his M.B.A. degree from the Rutgers University School of Business. He currently serves on the Board of Directors of Vertex Pharmaceuticals, Inc. and BioTransplant, Inc.

     Martin F. Stadler joined the Board of Directors in November 1997. At the end of 1996, Mr. Stadler retired from Hoffmann La-Roche, Inc. after 32 years of pharmaceutical, chemical and diagnostic experience. Mr. Stadler served as senior vice president and chief financial officer, and was a member of the Hoffmann La-Roche, Inc. Board of Directors from 1985 through 1996. His responsibilities included finance, information technology, human resources, quality control and technical services. Prior to 1985, Mr. Stadler served as vice-president of strategic planning and business development. Mr. Stadler received his B.S. degree from Rutgers University and his M.B.A. from Fairleigh Dickenson University. He is a member of the Finance Council of the American Management Association, a trustee of Fairleigh Dickenson University and a member of the Advisory Board for Horton International.

     In March 1998 the SEC approved the settlement previously disclosed in the Company's November 1997 Proxy Statement of allegations by the SEC (the "SEC Investigation") of violations of Sections 13 and 16 of the Securities Exchange Act of 1934 (the "Exchange Act") by Kuslima Shogen, Chairman and Chief Executive Officer, Stanislaw Mikulski, Executive Vice President and a former director. Ms. Shogen, Dr. Mikulski and the former director agreed to the entry of a cease and desist order and the payment of monetary penalties totaling $40,000 (payable by the Company under its indemnity agreements with these individuals) without admitting or denying any of the SEC's allegations concerning certain allegedly late filings required to be made by them pursuant to Sections 13 and 16 of the Exchange Act with respect to changes in beneficial ownership of the Company's securities. With the exception of one late filing by Ms. Shogen in 1996, each of the allegedly unreported transactions occurred during the years 1983 to 1994. The alleged reporting violations relate solely to the filings of required forms. There was no allegation by the SEC of any fraudulent or willful misconduct. No action was brought against the Company. Since mid-1994, when the Company and its officers and directors, with the assistance of its securities counsel, fully implemented a comprehensive Section 16(a) compliance program, all changes of beneficial ownership which have occurred for these individuals have been reported under
Section 16(a) on a timely basis, except for one Form 4 reporting changes in beneficial ownership occurring in 1996 which Ms. Shogen filed one month late, as disclosed in the Company's November 1997 Proxy Statement.


               INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS
                           AND COMMITTEES OF THE BOARD

     Five meetings of the Company's board of directors were held during the fiscal year ended July 31, 1998. As of July 31, 1998 there were two standing committees of the Board, a Compensation Committee and an Audit Committee. During fiscal 1998, the Compensation Committee was comprised of Stephen K. Carter, Donald R. Conklin and Martin F. Stadler. The primary functions of the Compensation Committee are to administer the 1993 Stock Option Plan and the 1997 Stock Option Plan, determine the compensation of the Company's officers and senior management and review compensation policy for all of the Company's employees. The Compensation Committee met once during the fiscal year ended July 31, 1998. All of the decisions regarding executive compensation were made by the Compensation Committee during the fiscal year ended July 31, 1998.

     During fiscal 1998, the Audit Committee was comprised of Donald R. Conklin and Martin F. Stadler. The primary functions of the Audit Committee are to meet with the Company's independent auditors to discuss and review audit procedures and issues, meet with management on matters concerning the Company's financial condition, internal controls and year-end audit, and report to the Board on such matters. The Audit Committee met one time during the fiscal year ended July 31, 1998. During fiscal 1998, no incumbent director attended fewer than 75 % of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served.


                             EXECUTIVE COMPENSATION

Directors' Compensation

     Directors receive no cash compensation in consideration for their serving on the Board of Directors.

     In May 1997 and December 1997, the Board of Directors and the stockholders, respectively, approved the Company's 1997 Stock Option Plan (the "1997 Plan") which, among other things, provides for automatic grants of options ("Automatic Grants") under a formula (the "Formula") to non-employee directors ("Independent Directors" ) on an annual basis.

     The Formula provides that (i) on each December 31st each Independent Director receives automatically an option to purchase 15,000 shares of the Company's Common Stock (the "Regular Grant"); and (ii) on the date of each Independent Director's initial election to the Board of Directors, such newly elected Independent Director automatically receives an option to purchase such Independent Director's pro rata share of the Regular Grant which equals the product of 1,250 multiplied by the number of whole months remaining in the calendar year (the "Pro Rata Grant"). Each option granted pursuant to a Regular Grant and a Pro Rata Grant vests and becomes exercisable on December 30th following the date of grant.

Notwithstanding the foregoing, an option will not become exercisable as to any shares unless such Independent Director has served continuously on the Board during the year preceding the date on which such options are scheduled to vest and become exercisable, or from the date such Independent Director joined the Board until the date on which such options are scheduled to vest and become exercisable; provided, however, that if an Independent Director does not fulfill such continuous service requirement due to such Independent Director's death or disability all options held by such Independent Director nonetheless vest and become exercisable as described herein. An option granted pursuant to the Formula remains exercisable for a period of five years after the date the option first becomes exercisable. The per share exercise price of an option granted under the Formula is required to be equal to the fair market value of a share of Common Stock on the date of grant.

     During the fiscal year ended July 31, 1998, the following Independent Directors were granted the options listed below pursuant to the Formula under the 1997 Plan. The exercise prices of the options are equal to the fair market value of the Common Stock on the date of grant.


Name                    Number of Options      Exercise Price        Expiration
----                    -----------------      --------------        ----------
Martin F. Stadler             1,250                $ 3.39             12/30/02
Martin F. Stadler            15,000                $ 3.04             12/30/03
Stephen K. Carter            15,000                $ 3.04             12/30/03
Donald R. Conklin            15,000                $ 3.04             12/30/03


Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended July 31, 1998, the members of the Board of Directors who served on the Compensation Committee of the Board of Directors were Stephen K. Carter, Donald R. Conklin and Martin F. Stadler.

Summary Compensation Table

     The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended July 31, 1998, 1997 and 1996 earned by the Chief Executive Officer and the only two other executive officers of the Company during the last fiscal year (the "Named Executive Officers").


                                                                                                Long Term
                                                Annual Compensation                            Compensation
                               ---------------------------------------------------------       ------------
                                                                                                Securities
                                                                            Other Annual        Underlying         All Other
    Name and                                                                Compensation         Options/         Compensation
Principal Position             Year      Salary($)        Bonus($)            ($)(1)              SARs(#)              ($)
------------------             ----      ---------        --------          ------------       ------------       ------------

Kuslima Shogen                 1998      $150,000           - 0 -               - 0 -               - 0 -              - 0 -
Chief Executive                1997       150,000           - 0 -               - 0 -               - 0 -              - 0 -
Officer and                    1996       150,000           - 0 -               - 0 -             500,000(3)           - 0 -
Chairman of the
Board of
Directors(2)

Gail E. Fraser(4)              1998      $130,000           - 0 -               - 0 -               - 0 -              - 0 -
Vice President,                1997       130,000           - 0 -               - 0 -               - 0 -              - 0 -
Finance and Chief              1996       130,000           - 0 -               - 0 -               - 0 -              - 0 -
Financial Officer

Stanislaw M                    1998      $130,000           - 0 -               - 0 -               - 0 -              - 0 -
Mikulski(5)                    1997       130,000           - 0 -               - 0 -               - 0 -              - 0 -
Executive Vice                 1996       130,000           - 0 -               - 0 -             250,000(3)           - 0 -
President and
Medical Director

(1) Excludes perquisites and other personal benefits which in the aggregate do not exceed 10% of the Named Executive Officers' total annual salary and bonus.

(2) During fiscal 1996, Ms. Shogen was paid $150,000 representing payment in full of accrued back salary. Ms. Shogen was paid her salary in full for fiscal 1996, 1997 and 1998.

(3) These options were originally granted during the fiscal year ended July 31, 1992, and were due to expire by their terms in September 1995. In September 1995, the exercise period for these options was extended until September 1996 and the per share exercise price was increased to $3.87 per share, the fair market value of the Common Stock on the date of such extension. These options were exercised at an exercise price of $3.87 per share during fiscal 1996 and 1997.

(4) During fiscal 1996, Ms. Fraser was paid $25,000 representing payment in full of accrued back salary. Ms. Fraser was paid her salary in full for fiscal 1996, 1997 and 1998.

(5) During fiscal 1996, Dr. Mikulski was paid $125,000 representing payment in full of accrued back salary. Dr. Mikulski was paid his salary in full for fiscal 1996, 1997 and 1998.


Option Grants in Last Fiscal Year

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended July 31, 1998:

====================================================================================================================================
                                                                                            Potential Realizable Value at
                                   Individual Grants                                        Assumed Annual Rates of Stock
                                                                                            Price Appreciation for Option
                                                                                                        Term
------------------------------------------------------------------------------------------------------------------------------------
                         Number of
                         Securities       % of Total
                         Underlying      Options Granted    Exercise or
                          Options        to Employees in    Base Price   Expiration
    Name                  Granted (#)     Fiscal Year        ($/Share)      Date           -----------------------------------------
                                                                                           0%($)       5%($)        10%($)
------------------------------------------------------------------------------------------------------------------------------------
Kuslima Shogen               0                 --               --           --             --          --           --

Gail E. Fraser               0                 --               --           --             --          --           --

Stanislaw M.                 0                 --               --           --             --          --           --
Mikulski
====================================================================================================================================


Option Exercises and Fiscal Year-End Values

     The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended July 31, 1998 and unexercised options held as of July 31, 1998.



==================================================================================================================
                                                       Number of Securities               Value of Unexercised
                                                      Underlying Unexercised              In-The-Money Options
-----------------------------------------------     Options at Fiscal Year-End           at Fiscal Year-End($)(2)
                           Shares       Value                  (#)
        Name             Acquired on   Realized    -----------------------------     -----------------------------
                         Exercise (#)  ($)(1)      Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------
Kuslima Shogen              None         None       1,583,207          93,000           - 0 -            - 0 -

Gail E. Fraser              None         None         355,000          70,000           - 0 -            - 0 -

Stanislaw M.                None         None         411,409          20,000           - 0 -            - 0 -
Mikulski
==================================================================================================================

(1) Based upon the fair market value of the purchased shares on the option exercise date less the exercise price paid for the shares.

(2) The fair market value of the Common Stock at the fiscal year end was based on the average of the high and low trade prices ($0.82) for the Common Stock as reported by the NASDAQ SmallCap Market on the last day of the fiscal year July 31, 1998.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. During the fiscal year ended July 31, 1998, the Compensation Committee consisted of three non-employee directors.

     As with many other biotechnology companies, Alfacell's current level of development and the highly volatile nature of biotechnology stocks in general makes executive compensation which is based on sales and earnings goals, or strictly based on stock performance, impracticable. In determining compensation, the Compensation Committee generally reviews the progress made by the individual officer in attaining his or her individual goals and the progress made by the Company in its drug development programs. In addition, the Compensation Committee keeps the Company's stock performance in mind when making compensation decisions. Finally, the Compensation Committee generally reviews and takes into account, competitive factors regarding compensation. The compensation of the Company's executive officers consists of three principal components: (i) base salary and benefits, (ii) a bonus based on individual contributions evaluated against annual goals and (iii) long-term incentives in the form of stock option grants.

     Kuslima Shogen, Gail E. Fraser and Dr. Stanislaw M. Mikulski did not receive any salary increases, bonuses or option grants for fiscal 1998. Considering the fact that the Company's stock had not performed in a manner which they considered to be satisfactory given general market conditions, the outcome of the Phase III clinical trials for ONCONASE in pancreatic cancer patients and in an attempt to limit increases in cash expenditures, the Compensation Committee did not award these executive officers additional compensation.


                                                     THE COMPENSATION COMMITTEE

                                                     Donald R. Conklin, Chairman
                                                     Stephen K. Carter
                                                     Martin F. Stadler

                      Stockholder Return Performance Graph

     The graph below summarizes the total cumulative return experienced by the Company's stockholders from July 31, 1993 to July 31, 1998, compared to the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Index.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                          AMONG ALFACELL CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                                   Cumulative Total Return
                                   -------------------------------------------------------
                                    7/93      7/94     7/95      7/96      7/97     7/98
ALFACELL CORPORATION               100.00     52.08    41.67     77.08     70.83     12.50
NASDAQ STOCK MARKET (U.S.)         100.00    102.91   144.50    157.43    232.31    274.20
NASDAQ PHARMACEUTICAL              100.00     88.72   124.15    150.06    176.13    177.28


*$100 INVESTED ON 7/31/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 31.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in the Company's stock by executive officers and directors of the Company and owners of 10% or more of the Company's outstanding Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the fiscal year ended July 31, 1998, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed in a timely manner.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning stock ownership of each person who is the beneficial owner of five percent or more of the Company's outstanding Common Stock, each of the current directors, each of the Named Executive Officers and all directors and executive officers as a group as of November 17, 1998. Except as otherwise noted, each person has sole voting and investment power with respect to the shares shown as beneficially owned.


                                                                               Percentage of Common
Directors, Officers or 5% Stockholders(1)            Number of Shares(2)       Stock Outstanding(3)
-----------------------------------------            -------------------       --------------------
Kuslima Shogen                                           2,836,828 (4)              15.1%
Stanislaw M. Mikulski                                      736,990 (5)               4.2%
Gail E. Fraser                                             296,500 (6)               1.7%
Stephen K. Carter                                           43,750 (7)                 *
Donald R. Conklin                                           59,250 (8)                 *
Martin F. Stadler                                          101,250 (9)                 *
All executive officers and directors as a group
(six persons)                                            4,074,568 (10)             20.8%

*    Less than one percent.

(1) The address of all officers and directors listed above is in the care of the Company.

(2) All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

(3) The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of November 17, 1998 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of November 17, 1998 plus
     (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998.

(4) Includes 1,538,208 shares underlying options which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998.

(5) Includes 375,740 shares underlying options which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998.

(6) Includes 280,000 shares underlying options which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998 owned by Ms. Fraser and 16,500 shares owned by her husband. Ms. Fraser disclaims beneficial ownership as to the shares owned by her husband.

(7) Includes 43,750 shares underlying options which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998.

(8) Includes 43,750 shares underlying options which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998.

(9) Includes 26,250 shares underlying options which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998 and 25,000 shares underlying warrants which were exercisable as of November 17, 1998 or which will become exercisable within 60 days after November 17, 1998.

(10) Includes all shares owned beneficially by the directors and the executive officers named in the table.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective May 31, 1993, the Company restructured a pre-existing bank note (the "Note") to include the principal balance of $1,300,000, accrued interest of $349,072, and legal fees of $50,000 into a new term loan of $1,699,072 (the "Term Loan"). Interest was to be computed at a rate of seven and one-half percent (7.5%) per annum. The Term Loan was secured by substantially all of the assets of the Company. Ms. Shogen had personally guaranteed the Note and had pledged certain collateral, including a majority of the shares of Common Stock of the Company owned by her and certain options, as additional collateral, pursuant to a pledge agreement (the "Pledge Agreement") dated May 31, 1993 between Ms. Shogen, the Company and the bank. The Pledge Agreement secured the obligations of the Company to the bank pursuant to the Term Loan as well as a personal loan Ms. Shogen had with the same bank (the "Shogen Loan"). Substantially all of the obligations owed by the Company to Ms. Shogen were subordinated to the Note. In order to satisfy the Company's obligations to the bank pursuant to the Term Loan, from time to time, as contemplated by the Pledge Agreement, portions of the shares of Common Stock pledged by Ms. Shogen have been sold. During fiscal 1994, shares pledged by Ms. Shogen were sold in payment of such obligation, in the amount of $48,673 during the quarter ended October 31, 1993, $15,945 during November 1993, $15,957 during December 1993 and $15,704 during January 1994. Through January 31, 1994, the monthly payments of interest and principal under the Term Loan were paid primarily pursuant to this procedure, and subsequent to such time, have been paid directly by the Company. The Term Loan agreement prohibited the issuance of any shares, or right to purchase any shares of the Company's stock if the result of such issuance would be to decrease the ratio of the market value of Ms. Shogen's pledged stock to the aggregate outstanding debt under the Term Loan and the Shogen Loan, below 1:1. In June 1994, the Shogen Loan and the related Pledge Agreement were amended to provide for, among other things, the issuance to Ms. Shogen, and subsequent pledge to the bank, of certain options to purchase Common Stock issued to Ms. Shogen in connection with the conversion to options of advances and interest thereon made by Ms. Shogen to the Company and accrued salary owed to Ms. Shogen by the Company. Based upon the average of the closing bid and asked prices on July 31, 1997, the shares of the Company's Common Stock pledged by Ms. Shogen to secure the Term Loan and the Shogen Loan were valued at $6,052,520 (excluding the value of shares of Common Stock underlying certain options pledged to the bank) and the aggregate outstanding debt of the Company pursuant to the Term Loan and the aggregate outstanding debt of Ms. Shogen pursuant to the Shogen Loan as of July 31, 1997 was $1,373,090 and $700,402, respectively. In connection with the Term Loan, Ms. Shogen also assigned to the bank her right to payment of up to $200,000 of outstanding debt owed to her by the Company, which amount was paid to Ms. Shogen by the Company, and paid to the bank by Ms. Shogen during fiscal 1995 and 1996. In November 1995, the Note was amended and restated and the Term Loan agreement was amended to provide for, effective as of October 1, 1995, among other things
(i) the extension of the Term Loan from May 31, 1996 to August 31, 1997, (ii) a re-amortization of the payment of principal and interest based on a one hundred fifty (150) month amortization schedule, (iii) an increase in the interest rate from seven and one-half percent (7.5%) per annum to eight and three-eighths percent (8.375%) per annum, and (iv) the issuance to the bank of a warrant to purchase 10,000 shares of Common Stock through August 31, 1997 at an exercise price of $4.19 per share. Such warrant expired unexercised. The Company had a verbal agreement with the bank to extend the maturity date of the Term Loan until December 1, 1997 provided the Company deposited a compensating balance in the amount of the principal balance as of the date the extension was negotiated with the bank. On October 2, 1997, the Company paid the entire Term Loan balance, including accrued interest, in the amount of $1,376,646.

     In October 1997, the Company issued 75,000 stock options to Mr. Conklin with an exercise price of $3.66 per share as payment for non-board related services to be rendered. These options will vest as follows provided he has been serving continuously on the Company's Board of Directors at the time of vesting:
10,000 vested immediately; 10,000 after one full calendar year; 10,000 annually for each of the following three years; and 25,000 on October 31, 2002. The vesting and exercisability of the 25,000 options which vest in October 2002 may be accelerated upon the good faith determination of the Company's Board of Directors that a substantive collaborative agreement with a major pharmaceutical/biotechnology company was a direct result of the Mr. Conklin's efforts.

     In March 1998, the Company issued 75,000 stock options to Mr. Stadler with an exercise price of $2.80 per share as payment for non-board related services to be rendered. These options will vest as follows provided he has been serving continuously on the Company's Board of Directors at the time of vesting: 10,000 vested immediately; 10,000 after one full calendar year; 10,000 annually for each of the following three years; and 25,000 on March 24, 2003. The vesting and exercisability of the 25,000 options which vest in March 2003 may be accelerated upon the good faith determination of the Company's Board of Directors that a substantive collaborative agreement and licensing or financing arrangement with a major pharmaceutical/biotechnology company was a direct result of Mr. Stadler's efforts.

     On July 23, 1991, the board of directors authorized the Company to pay Kuslima Shogen an amount equal to 15% of any gross royalties which may be paid to the Company from any license(s) with respect to the Company's principal product, ONCONASE, or any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug for which the Company owns or is co-owner of the patent, or acquires such rights in the future, for a period not to exceed the life of the patents. If the Company manufactures and markets the drugs by itself, then the Company will pay an amount equal to 5% of gross sales from any products sold during the life of the patents.

     In August 1998, Ms. Shogen and Dr. Mikulski settled, and the court approved the settlement, of a claim brought against them in the United States District Court, District of New Jersey at Newark, New Jersey, by a shareholder under
Section 16(b) of the Securities Exchange Act of 1934 for profits alleged to have been realized by Ms. Shogen and Dr. Mikulski in transactions involving the Company's securities in 1988 and 1989. Claims under section 16(b) are for profits calculated under such statute to have been realized for sales and purchases of the Company's securities made within a six month period. In this case the purchases which formed the basis for this claim were issuances of shares of stock to Ms. Shogen and Dr. Mikulski under employment agreements with the Company based upon the Company's achievement of certain milestones. No allegations of fraud were made. Ms. Shogen agreed to pay the Company $91,971.00 and Dr. Mikulski agreed to pay the Company $72,903.00. Such payments are to be made in a form acceptable to the Company whether in cash, shares of the Company's common stock or options to purchase the Company's common stock, with 25% of such payments having been made in August 1998 and the remainder of such amounts payable in three equal installments in August 1999, 2000 and 2001. The initial payments were made by the cancellation of options to purchase 44,999 shares of common stock owned by Ms. Shogen and the cancellation of options to purchase 35,669 shares of common stock owned by Dr. Mikulski. The obligation to make the remaining payments is secured by the pledge to the Company of options to purchase 154,908 and 122,136 shares of common stock by Ms. Shogen and Dr. Mikulski, respectively.


                    PROPOSAL NO. 2 - RATIFICATION OF AUDITORS

     On November 23, 1998, the board of directors approved the retention of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending July 31, 1999. KPMG has served as auditor of the financial statements of the Company for each of the fiscal years since and including, the fiscal year ended July 31, 1993. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

     The Board of Directors recommends a vote FOR ratification of the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending July 31, 1999 (Proposal No. 2 on the Proxy Card).


                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended July 31, 1998 accompanies this Proxy Statement.


                             STOCKHOLDERS' PROPOSAL

     It is anticipated that the Company's fiscal 1999 Annual Meeting of Stockholders will be held on or about January 21, 2000. Stockholders who intend to present proposals at such Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before August 21, 1999.

                                     GENERAL

     The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

     Unless contrary instructions are indicated on the proxy card, all Common Shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for directors named herein and FOR Proposal No. 2.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same Common Shares or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his or her Common Shares in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Company, at 225 Belleville Avenue, Bloomfield, New Jersey 07003 Attention: Gail E. Fraser, Secretary.

     The board of directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the Common Shares represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her Common Shares will be voted in accordance with the specification so made.

     Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.


                                             By order of the board of directors,


                                             Gail E. Fraser, Secretary

Bloomfield, New Jersey
November 30, 1998

                                                                        Appendix

                                   Proxy Card


                              Alfacell Corporation

                 Annual Meeting of Stockholders January 21, 1999
           This Proxy Is Solicited on Behalf of the Board of Directors

     Kuslima Shogen and Gail E. Fraser and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, on all proposals and in the direction of the proxies on such other matters as may properly come before the annual meeting of stockholders of Alfacell Corporation (the "Company") to be held on January 21, 1999 or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.

     UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1 and 2.

(1) Election of the following nominees as Directors to serve in such capacities until their successors are duly elected and qualified:

     Kuslima Shogen             Gail E. Fraser       Stanislaw M. Mikulski, M.D.

     Stephen K. Carter, M.D.    Donald R. Conklin    Martin F. Stadler

(Authority to vote for any nominee(s) may be withheld by lining through the name(s) of any such nominee(s).)

         /  / FOR all nominees      /  / WITHHOLD authority for all

(2) Ratification of the selection of KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company for the fiscal year ending July 31, 1999.

         /  / FOR                   /  / AGAINST             /  / ABSTAIN

/ / Please check this box if you expect to attend the Annual Meeting in person.

          (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustees or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                  Date: _________________________________________________

                  _______________________________________________________
                                        Sign Here

                  _______________________________________________________
                               Signature (if held jointly)

                  _______________________________________________________
                    Capacity (Title or Authority, i.e. Executor, Trustee


                  PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY.